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                                                                   EXHIBIT 10.16


[BofA LOGO APPEARS HERE]                        Restated Business Loan Agreement

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This Agreement, dated as of March 5, 1997, is between Bank of America Texas,
N.A., a national banking association (the "Bank") and BA Merchant Services, Inc., a Delaware corporation (the "Borrower").

Pursuant to that certain Business Loan Agreement dated as of December 2, 1996, by and between the Bank and the Borrower (the "Existing Loan Agreement"), the Bank has extended credit to the Borrower in the form of a revolving line of credit of up to $140,000,000.00 (the "Revolving Facility").

Loans under the Revolving Facility are currently evidenced by a Promissory Note dated as of December 2, 1996, in the original principal amount of $140,000,000.00, made by the Borrower payable to the order of the Bank (the "Existing Note").

The Borrower has requested that the Bank revise and restate the Existing Loan Agreement, reduce the maximum principal amount under the Existing Note, and renew and extend the maturity of the Existing Note. The Bank is willing to do so upon the terms and conditions set forth in this Agreement.

ACCORDINGLY, for adequate and sufficient consideration, the Bank and Borrower agree as follows:

1.  LINE OF CREDIT AMOUNT AND TERMS

1.1  LINE OF CREDIT AMOUNT.
(a) During the availability period described in Section 1.2 below, the Bank will provide a line of credit to the Borrower. The amount of the line of credit (the "Commitment") is Seventy-Five Million Dollars ($75,000,000.00).
(b) This is a revolving line of credit. During the availability period, the Borrower may repay principal amounts and reborrow them.
(c) Each advance must be for at least Five Hundred Thousand Dollars ($500,000.00), or for the amount of the remaining available line of credit, if less.
(d) The Borrower agrees not to permit the outstanding principal balance of the line of credit to exceed the Commitment.

1.2  AVAILABILITY PERIOD.   The line of credit is available between the date of
this Agreement and December 31, 1997 (the "Expiration Date") unless the Borrower is in default. If the Borrower is in default, the Bank may, in addition to the Bank's other remedies, terminate the availability period and require the Borrower to repay any amounts outstanding under the line of credit immediately under Section 9 below.

1.3  INTEREST RATE.
(a) Unless the Borrower elects one of the optional interest rates described in Sections 1.6 through 1.8 below, the interest rate is the lesser of (a) the maximum lawful rate of interest permitted
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     under applicable usury laws, now or hereafter enacted (the "Maximum Rate"), or (b) the rate (the "Basic Rate") that is equal to the Bank's Reference Rate.

(b) The Reference Rate is the rate of interest publicly announced from time to time by the Bank in Irving, Texas, as its Reference Rate. The Reference Rate is set by the Bank based on various factors, including its costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans. The Bank may price loans to its customers at, above, or below the Reference Rate. Any change in the Reference Rate will take effect at the opening of business on the day specified in the public announcement of a change in the Bank's Reference Rate.

1.4  REPAYMENT TERMS.
(a) The Borrower will pay interest (i) on the portion of the line of credit bearing interest at the Basic Rate, on the last day of each quarter, commencing on March 31, 1997 and continuing through the Expiration Date, and (ii) on each portion of the line of credit bearing interest at the Eurodollar Rate, the Offshore Rate, or the Cost of Funds Rate, on the last day of the applicable interest period, or, if such interest period is greater than 90 days, then on the 90th day of such interest period and on the last day of such interest period.
(b) Notwithstanding any of the above to the contrary, the Borrower will repay in full all principal and any accrued and unpaid interest or other charges outstanding under the line of credit on the Expiration Date.
(c)  The Borrower may prepay the loan in full or in part at any time.

1.5  OPTIONAL INTEREST RATES.
Instead of the interest rate based on the Bank's Reference Rate, the Borrower may elect to have all or portions of the line of credit (during the availability period) bear interest at the rate(s) described below during an interest period agreed to by the Bank and the Borrower; provided, however, that the Borrower shall not have the option or right to elect to have all or any portion of the line of credit bear interest at the rate(s) described below when such rate(s) exceeds the Maximum Rate. Each interest rate is a rate per year. At the end of any interest period, the interest rate will revert to the rate based on the Reference Rate, unless the Borrower has designated another optional interest rate for the portion.

1.6 LIBOR RATE. The Borrower may elect to have all or portions of the principal balance of the line of credit bear interest at the LIBOR Rate plus
0.50 percentage points (the "Eurodollar Rate").

Election of a Eurodollar Rate portion is subject to the following requirements:

(a) The interest period during which the Eurodollar Rate will be in effect will be 30, 60, 90 or 180 days. The last day of the interest period will be determined by the Bank using the practices of the London inter-bank market, and in no event will any such interest period extend beyond the Expiration Date.
(b) Each Eurodollar Rate portion will be for an amount not less than Five Hundred Thousand Dollars ($500,000).

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(c)  The Borrower shall irrevocably request a Eurodollar Rate portion no later than 10:00 a.m. San Francisco time three (3) Banking Days before the commencement of the interest period.
(d) The "LIBOR Rate" means the interest rate determined by the following formula, rounded upward to the nearest 1/100 of one percent. (All amounts in the calculation will be determined by the Bank as of the first day of the interest period.)

                                          London Rate
                    LIBOR Rate  =  --------------------------
                                   (1.00 - Reserve Percentage)


     Where,

     (i) "London Rate" means the interest rate (rounded upward to the nearest 1/16th of one percent) at which the Bank's London Branch, London, Great Britain, would offer U.S. dollar deposits for the applicable interest period to other major banks in the London inter-branch market at approximately 11:00 a.m. London time two (2) Banking Days prior to the commencement of the interest period.
     (ii) "Reserve Percentage" means the total of the maximum reserve percentages for determining the reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency Liabilities, as defined in the Federal Reserve Board Regulation D, rounded upward to the nearest 1/100 of one percent. The percentage will be expressed as a decimal, and will include, but not be limited to, marginal, emergency, supplemental, special and other reserve percentages.

(e) The Borrower may not elect a Eurodollar Rate with respect to any portion of the principal balance of the line of credit which is scheduled to be repaid before the last day of the applicable interest period.
(f) Any portion of the principal balance of the line of credit already bearing interest at the Eurodollar Rate will not be converted to a different rate during its interest period.
(g) Each prepayment of a Eurodollar Rate portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid; and a prepayment fee equal to the amount (if any) by which:

     (i) the additional interest which would have been payable on the amount prepaid had it not been paid until the last day of the interest period, exceeds
     (ii) the interest which would have been recoverable by the Bank by placing the amount prepaid on deposit in the London inter-bank market for a period starting on the date on which it was prepaid and ending on the last day of the interest period for such portion.

(h) The Bank will have no obligation to accept an election for a Eurodollar Rate portion if any of the following described events has occurred and is continuing:

     (i) Dollar deposits in the principal amount, and for periods equal to the interest period, of a Eurodollar Rate portion are not available in the London inter-bank market; or

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     (ii) the Eurodollar Rate does not accurately reflect the cost of a
          Eurodollar Rate portion.

(i) If at any time during any applicable interest period the Eurodollar Rate shall exceed the Maximum Rate and thereafter the Eurodollar Rate shall become less than the Maximum Rate, the rate of interest payable shall be the Maximum Rate until the Bank shall have received the amount of interest it otherwise would have received if the interest payable had not been limited by the Maximum Rate during the period of time the Eurodollar Rate exceeded the Maximum Rate.

1.7  IBOR RATE.   The Borrower may elect to have all or portions of the
principal balance of the line of credit bear interest at the IBOR Rate (as hereinafter defined) plus 0.50 percentage points (the "Offshore Rate").

     Election of an Offshore Rate portion is subject to the following requirements:

(a) The interest period during which the Offshore Rate will be in effect will be for the number of days the Borrower elects, so long as such interest period does not exceed 180 days, and such interest period does not extend beyond the Expiration Date.
(b) Each Offshore Rate portion will be for an amount not less than Five Hundred Thousand Dollars ($500,000.00).
(c) The "IBOR Rate" means the interest rate determined by the following formula, rounded upward to the nearest 1/100 of one percent (All amounts in the calculation will be determined by Bank as of the first day of the interest period.)

                                 Grand Cayman Rate
               IBOR Rate =  ---------------------------
                            (1.00 - Reserve Percentage)


     Where:

     (i) "Grand Cayman Rate" means the interest rate (rounded upward to the nearest 1/16th of one percent) at which Bank of America National Trust and Savings Association's Grand Cayman Branch, Grand Cayman, British West Indies, would offer U.S. dollar deposits for the applicable interest period to other major banks in the offshore dollar inter-bank markets; and
     (ii) "Reserve Percentages" means the total of the maximum reserve percentages for determining the reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency Liabilities, as defined in Federal Reserve Board Regulation D, rounded upward to the nearest 1/100 of one percent. The percentage will be expressed as a decimal, and will include, but not be limited to, marginal, emergency, supplemental, special, and other reserve percentages.

(d) The Borrower may not elect an Offshore Rate with respect to any portion of the indebtedness outstanding hereunder which is scheduled to be repaid before the last day of the applicable interest period.
(e) Borrower may not elect an Offshore Rate with respect to any portion of the indebtedness outstanding hereunder when the Offshore Rate exceeds the Maximum Rate.

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(f)  If at any time during any applicable interest period the Offshore Rate shall exceed the Maximum Rate and thereafter the Offshore Rate shall become less than the Maximum Rate, the rate of interest payable shall be the Maximum Rate until the Bank shall have received the amount of interest it otherwise would have received if the interest payable had not been limited by the Maximum Rate during the period of time the Offshore Rate exceeded the Maximum Rate.

1.8 FED-FUNDS RATE. The Borrower may elect to have all or portions of the principal balance of the line of credit bear interest at the Fed-Funds Rate (as hereinafter defined) plus 0.50 percentage points (the "Cost of Funds Rate").

     Election of a Cost of Funds Rate portion is subject to the following requirements:

(a) The interest period during which the Cost of Funds Rate will be in effect will be for the number of days the Borrower elects, so long as such interest period does not exceed 30 days, and such interest period does not extend beyond the Expiration Date.
(b) Each Cost of Funds Rate portion will be for an amount not less than Five Hundred Thousand Dollars ($500,000.00).
(c) The "Fed-Funds Rate" means, for any day, the annual rate, rounded upward to the nearest 1/100 of one percent, determined by the Bank to be equal to (a) the weighted average of the rates on overnight federal-funds transactions with member banks of the Federal Reserve System arranged by federal-funds brokers on that day, as published by the Federal Reserve Bank of New York on the next Business Day, or (b)if those rates are not published for any day, the average of the quotations at approximately 10:00 a.m. received by the Bank from three federal-funds brokers of recognized standing selected by the Bank in its sole discretion. (All amounts in the calculation will be determined by Bank as of the first day of the interest period.)
(d) The Borrower may not elect a Cost of Funds Rate with respect to any portion of the indebtedness outstanding hereunder which is scheduled to be repaid before the last day of the applicable interest period.
(e) Borrower may not elect a Cost of Funds Rate with respect to any portion of the indebtedness outstanding hereunder when the Cost of Funds Rate exceeds the Maximum Rate.
(f) If at any time during any applicable interest period the Cost of Funds Rate shall exceed the Maximum Rate and thereafter the Cost of Funds Rate shall become less than the Maximum Rate, the rate of interest payable shall be the Maximum Rate until the Bank shall have received the amount of interest it otherwise would have received if the interest payable had not been limited by the Maximum Rate during the period of time the Cost of Funds Rate exceeded the Maximum Rate.

2.   FEES AND EXPENSES.

2.1  FEES.
(a) UNUSED COMMITMENT FEE. Subject to the provisions of Section 2.4 of this Agreement, the Borrower agrees to pay a fee on any difference between the Commitment and the amount of credit it actually uses, determined by the weighted average loan balance maintained by the specified period. The fee will be calculated at 0.125% per year.

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     This fee is due and payable on the last day of each fiscal quarter of the
     Borrower, commencing on March 31, 1997, and continuing through and including the Expiration Date.

(b) WAIVER FEE. Subject to Section 2.4 of this Agreement, if the Bank, at its discretion, agrees to waive or amend any terms of this Agreement, then the Borrower will pay the Bank a fee for each waiver or amendment. Nothing in this paragraph shall imply that the Bank is obligated to agree to any waiver or amendment requested by the Borrower. The Bank may impose additional requirements as a condition to any waiver or amendment.

(c) FACILITY FEE. Subject to the provisions of Section 2.4 of this Agreement, the Borrower agrees to pay, on the date of any renewal or extension of this Agreement, a facility fee in an amount mutually agreed to by the Borrower and the Bank.

2.2  EXPENSES.

(a) The Borrower agrees to immediately repay the Bank for expenses that include, but are not limited to, filing, recording and search fees, and documentation fees.
(b) The Borrower agrees to reimburse the Bank for any expenses it incurs in the preparation of this Agreement and any agreement or instrument required by
     this Agreement.   Expenses include, but are not limited to, reasonable
     attorneys' fees.

2.3  DEPOSITS.   The Borrower shall not be required to maintain any compensating balances as a condition to the loan facilities provided herein.

2.4  NO EXCESS FEES.    Notwithstanding anything to the contrary in this Section
2, in no event shall any sum payable under this Section 2 (to the extent, if any, constituting interest under any applicable laws), together with all amounts constituting interest under applicable laws and payable in connection with the credit evidenced hereby, exceed the Maximum Rate or the maximum amount of interest permitted to be charged, taken, reserved, received or contracted for under applicable usury laws.

3.   COLLATERAL. [Intentionally Blank].

4.   DISBURSEMENTS, PAYMENTS AND COSTS

4.1  REQUESTS FOR CREDIT.   Each request for an extension of credit will be made
in writing in a manner acceptable to the Bank, or by another means acceptable to the Bank.

4.2  DISBURSEMENTS AND PAYMENTS.   Each disbursement by the Bank and each
payment by the Borrower will be:
(a)  made at the Bank's principal office in Irving, Texas;
(b) made in immediately available funds, or such other type of funds selected by the Bank;
(c) evidenced by records kept by the Bank. In addition, the Bank may, at its discretion, require the Borrower to sign a promissory note to evidence the borrowings hereunder.

4.3  TELEPHONE AUTHORIZATION.

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(a)  The Bank may honor telephone instructions for advances or repayments or for the designation of optional interest rates given by any one of the individual signer(s) of this Agreement or a person or persons authorized by any one of the signer(s) of this Agreement.
(b) Advances will be deposited in and repayments will be withdrawn from the Borrower's accounts with the Bank as designated in writing by the Borrower.
(c) The Borrower will provide written confirmation to the Bank of any telephone instructions within one day. If there is a discrepancy and the Bank has already acted on the telephone instructions, the telephone instructions will prevail over the written confirmation.
(d) The Borrower indemnifies and excuses the Bank (including its officers, employees, and agents) from all liability, loss, and costs in connection with any act resulting from telephone instructions it reasonably believes are made by a signer of this Agreement or a person authorized by a signer. This indemnity and excuse will survive this Agreement's termination.

4.4 BANKING DAYS. Unless otherwise provided in this Agreement, a "Banking Day" is a day other than a Saturday or a Sunday on which the Bank is open for business in Texas. For amounts bearing interest at the Eurodollar Rate, a Banking Day is a day other than a Saturday or a Sunday on which the Bank is open for business in Texas and Bank of America, National Trust and Savings Association ("BofA California") in San Francisco, California and dealing in dollars in the London inter-bank market. All payments and disbursements which would be due on a day which is not a Banking Day will be due on the next Banking Day. All payments received on a day which is not a Banking Day will be applied to the credit on the next Banking Day.

4.5  TAXES.   The Borrower will not deduct any taxes from any payments it makes to the Bank. If any government authority imposes any taxes on any payments made by the Borrower, the Borrower will pay the taxes or charges. Upon request by the Bank, the Borrower will confirm that it has paid the taxes by giving the Bank official tax receipts (or notarized copies) within 30 days after the due date. However, the Borrower will not pay the Bank's net income taxes.

4.6 ADDITIONAL COSTS. Subject to the provisions of Section 2.4 hereof, the Borrower will pay the Bank, on demand, for the Bank's costs or losses arising from any statute or regulation, or any request or requirement of a regulatory agency which is applicable to all national banks or a class of all national banks. The costs and losses will be allocated to the loan in a manner determined by the Bank, using any reasonable method. The costs include the following:

(a)  any reserve or deposit requirements; and
(b) any capital requirements relating to the Bank's assets and commitments for credit.

Notwithstanding the foregoing, in no event shall any sum payable under this
Section 4.7 (to the extent, if any, constituting interest under applicable laws), together with all amounts constituting interest under applicable laws and payable in connection with the credit evidenced hereby, exceed the Maximum Rate or the maximum amount of interest permitted to be charged, taken, reserved, received or contracted for under any applicable usury laws.

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4.7  INTEREST CALCULATION.   Except as otherwise stated in this Agreement, all
interest and fees, if any, will be computed on the basis of a 360 day year and the actual number of days elapsed. Notwithstanding the foregoing, interest at the Maximum Rate will always be computed on the basis of a 365-day year and the actual number of days elapsed.

4.8  INTEREST ON LATE PAYMENTS.   At the Bank's sole option in each instance,
any amount not paid when due under this Agreement (including interest) shall bear interest from the due date at the lesser of (a) the Maximum Rate or (b) the Bank's Reference Rate plus three (3) percent per annum.

The Maximum Rate is the maximum lawful rate of interest permitted under applicable usury laws, now or hereafter enacted and the Reference Rate is the rate of interest publicly announced from time to time by the Bank in Irving, Texas, as its Reference Rate. The Reference Rate is set by the Bank based on various factors, including its costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans. The Bank may price loans to its customers at, above, or below the Reference Rate. Any change in the Reference Rate will take effect at the opening of business on the day specified in the public announcement of a change in the Bank's Reference Rate.

4.9  DEFAULT RATE.   Upon the occurrence and during the continuation of any
default under this Agreement, advances under this Agreement will at the option of the Bank bear interest at the lesser of (a) the Maximum Rate and (b) a rate per annum which is three (3) percent higher than the rate of interest otherwise provided under this Agreement. This will not constitute a waiver of any default.

5.   CONDITIONS   The Bank must receive the following items, in form and content acceptable to the Bank, before it is required to extend any credit to the Borrower under this Agreement:

5.1  AUTHORIZATIONS.   Evidence that the execution, delivery and performance by
the Borrower of this Agreement and any instrument or agreement required under this Agreement have been duly authorized.

5.2 LEGAL OPINION. A written opinion from the Borrower's legal counsel, covering such matters as the Bank may require. The legal counsel and the terms of the opinion must be acceptable to the Bank.

5.3  CONDITIONS TO EACH ADVANCE.   Before each extension of credit, including
the first:

(a) a request for such advance, in accordance with Section 4.1 of this Agreement, and for Eurodollar Rate advances, in accordance with Section 1.6(c) of this Agreement;
(b) certification from the Borrower (which certification shall be true and correct) that the representations and warranties in this Agreement are true and correct in all material respects as if made on the date of such advance; and
(c) certification from the Borrower (which certification shall be true and correct) that no default under this Agreement exists, and no condition that, with the passage of time or giving of notice or both, would constitute a default under this Agreement, exists.

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5.4  OTHER ITEMS.   Any other items that the Bank reasonably requires.

6.   REPRESENTATIONS AND WARRANTIES   When the Borrower signs this Agreement,
and until the Bank is repaid in full, the Borrower makes the following representations and warranties. Each request for an extension of credit constitutes a renewed representation.

6.1  ORGANIZATION OF BORROWER.   The Borrower is a corporation duly formed and
existing under the laws of the state where organized.

6.2  AUTHORIZATION.   This Agreement, and any instrument or agreement required
hereunder, are within the Borrower's powers, have been duly authorized, and do not conflict with any of its organizational papers.

6.3  ENFORCEABLE AGREEMENT.   This Agreement is a legal, valid and binding
agreement of the Borrower, enforceable against the Borrower in accordance with its terms, and any instrument or agreement required hereunder, when executed and delivered, will be similarly legal, valid, binding and enforceable.

6.4  GOOD STANDING.   The Borrower is duly incorporated and in good standing in
the State of Delaware, and has qualified to transact business, and is in good standing, in the State of California.

6.5  NO CONFLICTS.   This Agreement does not conflict with any law, agreement,
or obligation by which the Borrower is bound.

6.6  FINANCIAL INFORMATION.   All financial and other information that has been
or will be supplied to the Bank, including the Borrower's financial statement dated as of December 31, 1995 is:

(a) sufficiently complete to give the Bank accurate knowledge of the Borrower's financial condition;
(b)  in form and content required by the Bank; and
(c)  in compliance with all government regulations that apply.

Since the date of the financial statement specified above, there has been no material adverse change in the assets or the financial condition of the Borrower.

6.7  LAWSUITS.   There is no lawsuit, tax claim or other dispute pending or threatened against the Borrower, which, if lost, would materially impair the Borrower's financial condition or ability to repay the loan, except as have been disclosed in writing to the Bank.

6.8  PERMITS, FRANCHISES.   The Borrower possesses all material permits,
memberships, franchises, contracts and licenses required and all trademark rights, trade name rights, patent rights and fictitious name rights necessary to enable it to conduct the business in which it is now engaged or in which it proposes to engage.

6.9  OTHER OBLIGATIONS.   The Borrower is not in default on any obligation for
borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation.

6.10 INCOME TAX RETURNS.   Tax returns (if any) required to be filed by Borrower
in any jurisdiction have been filed and all taxes (if any) upon

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Borrower or its properties, income or franchises have been paid prior to the time that such taxes could give rise to a lien thereon.

6.11 NO EVENT OF DEFAULT.   There is no event which is, or with notice or lapse
of time or both would be, a default under this Agreement.

6.12 ERISA PLANS.
(a) The Borrower has fulfilled its obligations, if any, under the minimum funding standards of ERISA and the Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code, and has not incurred any liability with respect to any Plan under Title IV of ERISA.
(b) No reportable event has occurred under Section 4043(b) of ERISA for which the PBGC requires 30 day notice.
(c) No action by the Borrower to terminate or withdraw from any Plan has been taken and no notice of intent to terminate a Plan has been filed under
     Section 4041 of ERISA.
(d) No proceeding has been commenced with respect to a Plan under Section 4042 of ERISA, and no event has occurred or condition exists which might constitute grounds for the commencement of such a proceeding.
(e)  The following terms have the meanings indicated for purposes of this
     Agreement:

     (i) "Code" means the Internal Revenue Code of 1986, as amended from time to time.
     (ii) "ERISA" means the Employee Retirement Income Act of 1974, as amended from time to time.
     (iii) "PBGC" means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.
     (iv) "Plan" means any employee pension benefit plan maintained or contributed to by the Borrower and insured by the Pension Benefit Guaranty Corporation under Title IV of ERISA.

6.13    LOCATION OF BORROWER.   The Borrower's place of business (or, if the
Borrower has more than one place of business, its chief executive office) is located at the address listed under the Borrower's signature on this Agreement.

6.14 INVESTMENT COMPANY. The Borrower is not an "investment company" registered or required to be registered under the Investment Company Act of 1940, as amended, and is not controlled by such a company.

6.15 FULL DISCLOSURE. The Borrower's reports filed pursuant to the Securities Exchange Act of 1934 before the date of this Agreement do not contain any untrue statements of material fact and do not omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. All information previously furnished to the Bank by or at the direction of the Borrower's chairman, president, chief executive officer, chief financial officer, or treasurer (each, a "Responsible Officer") in connection with this Agreement was, and all information furnished to the Bank in the future by or at the direction of a Responsible Officer or general counsel of the Borrower will be, true and accurate in all material respects or based on reasonable estimates on the date the information is stated or certified.

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  7.    COVENANTS   The Borrower agrees, so long as credit is available under
this Agreement and until the Bank is repaid in full:

7.1     USE OF PROCEEDS.   To use the proceeds of the credit only for the
Borrower's working capital purposes and other lawful, general corporate purposes of Borrower; provided, however, that none of the proceeds will be used for the purpose of purchasing or carrying any "margin stock" as defined in Regulation U of the Board of Governors of the Federal Reserve Board, or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry any margin stock, and Borrower will not use proceeds of the line of credit to acquire any security in any transaction which is subject to Sections 13 or 14 of the Securities Exchange Act of 1934.

7.2     FINANCIAL INFORMATION.   To provide the following financial information
and statements and such additional information as requested by the Bank from time to time:

(a) Within 90 days of the Borrower's fiscal year end, the Borrower's annual financial statements. These financial statements must be audited by a Certified Public Accountant ("CPA") acceptable to the Bank. The statements shall be prepared on a consolidated and consolidating basis.

(b) Within 45 days of the period's end, the Borrower's quarterly financial statements. These financial statements may be Borrower prepared. The statements shall be prepared on a consolidated and consolidating basis.

(c) Copies of the Borrower's Form l0-K Annual Report within 10 days after the date of filing with the Securities and Exchange Commission, and Form l0-Q Quarterly Report within 10 days after the date of filing with the Securities and Exchange Commission.

(d) Within 45 days of the period's end, a certificate from the Borrower, substantially in the form of Exhibit A attached hereto, certifying as to the Borrower's compliance with the terms, covenants, and other agreements contained in this Agreement.

(e) After Borrower's registration statement, pertaining to shares of stock to be issued by Borrower in an initial public offering, has been approved by the Securities and Exchange Commission, a copy of such registration statement and all exhibits attached thereto, including without limitation, all letters and opinions prepared on behalf of Borrower by its CPA.

7.3     PROFITABILITY.   To maintain Net Income for any fiscal quarter of the
Borrower of at least $1.00. "Net Income" shall mean the net earnings (after income taxes) of the Borrower for such quarter, determined in accordance with generally accepted accounting principles, but excluding (i) any gain or loss arising from the sale of assets, (ii) any gain arising from write-up of assets, and (iii) earnings of any other entity or person, substantially all of the assets of which have been acquired by the Borrower, to the extent that such earnings were realized by such other person prior to the date of such acquisition.

7.4     MINIMUM CAPITAL.    To maintain Tangible Net Worth, as of the end of any
fiscal quarter of the Borrower, of at least One Hundred Seventy-Five Million
Dollars ($175,000,000.00).   "Tangible Net Worth" shall mean, as of any date,
the total shareholder's equity (including capital stock, additional paid-in capital and retained earnings after deducting treasury stock) which would appear on a balance sheet of Borrower prepared as of such date in accordance with generally accepted accounting principles, less the aggregate book value of intangible assets shown on such balance sheet.

7.5 DEBT TO TOTAL CAPITAL RATIO. To maintain a ratio of Debt to Total Capital, as of the end of any fiscal quarter of the Borrower, not exceeding 0.55:1.00.

"Debt" means the aggregate amount of all outstanding interest bearing indebtedness of the Borrower.

"Total Capital" means the total shareholder's equity (including capital stock, additional paid-in capital and retained earnings after deducting treasury stock) which would appear on a balance sheet of Borrower prepared as of such date in accordance with generally accepted accounting principles, plus Debt.

7.6     OTHER DEBTS.   Not to have outstanding or incur any direct or contingent
debts (other than those to the Bank), become liable for the debts of others, or sell or discount (except for compromises extended in the ordinary course of business) any of its accounts receivable without the Bank's written consent. This does not prohibit:

(a)  Acquiring goods, supplies, or merchandise on normal trade credit.
(b)  Endorsing negotiable instruments received in the usual course of business.
(c)  Obtaining surety bonds in the usual course of business.

7.7     OTHER LIENS.   Not to create, assume, or allow any security interest or
lien (including judicial liens) on property the Borrower now or later owns, except:

(a)  Deeds of trust and security agreements in favor of the Bank.
(b)     Liens for taxes not yet due.
(c) Liens outstanding on the date of this Agreement disclosed in writing to the Bank.

7.8 INVESTMENTS. The Borrower may not make any investments except in the following:

(a) To the extent they mature within one year from the date in question readily marketable (i) direct full faith and credit obligations of the United States of America or obligations guaranteed by the full faith and credit of the United States of America, and (ii) obligations of an agency or instrumentality of, or corporation owned, controlled, or sponsored by, the United States of America that are generally considered in the securities industry to be implicit obligations of the United States of America ("Government Securities").
(b) Readily marketable direct obligations of any state of the United States of America given on the date of such investment a credit rating of at least A by Moody's Investors Service, Inc., or A by Standard & Poor's Corporation, in each case due within one year from the making of the investment.
(c) Certificates of deposit issued by, bank deposits in, eurocurrency deposits through, bankers' acceptances of, and repurchase agreements covering Government Securities executed by (i) the Bank or (ii) any domestic bank or any domestic branch or office of a foreign bank, in either case having on the date of the investment a short-term certificate of deposit credit rating of at least P-2 by Moody's Investors Service, Inc., or A-2 by Standard & Poor's Corporation, in each case due within one year after the date of the making of the investment.
(d) Repurchase agreements covering Government Securities executed by a broker or dealer registered under Section 15(b) of the 1934 Act having on the date of the investment capital of at least $100,000,000, due within 30 days after the date of the making of the investment, so long as the maker of the investment receives written confirmation of the transfer to it of record ownership of the Government Securities on the books of a "primary dealer" in the Government Securities as soon as practicable after the making of the investment.
(e) Readily marketable commercial paper of domestic corporations doing business in the United States of America or any of its states or of any corporation that is the holding company for a bank described in clause (c) above and having on the date of the investment a credit rating of at least P-1 by Moody's Investors Service, Inc., or A-1 by Standard & Poor's Corporation, in each case due within 90 days after the date of the making of the investment.
(f) "Money market preferred stock" issued by a domestic corporation given on the date of the investment a credit rating of at least Aa by Moody's Investors Services, Inc., and AA by Standard & Poor's Corporation, in each case having an investment period not exceeding 50 days.
(g) A readily redeemable "money market mutual fund" sponsored by a bank described in clause (c) above, or a registered broker or dealer described in clause (d) above, that has and maintains an investment policy limiting its investments primarily to instruments of the types described in clauses
     (a) through (f) above and has on the date of those investment total assets of at least $1,000,000,000.

7.9 SUBSIDIARIES. To notify the Bank of the identity of any Subsidiary created or acquired by the Borrower; and (to the extent applicable) cause its Subsidiaries to comply with the covenants contained in Sections 7.6, 7.7, 7.8, 7.10, 7.11, 7.12, 7.13, 7.14, 7.15, 7.16, 7.18, and 7.19 of this Agreement. The term "Subsidiary" shall mean any corporation, joint venture, partnership or limited liability company fifty percent (50%) or more of the Voting Shares (or equivalent equity interests) of which is owned, directly or indirectly, by Borrower.

7.10    LIQUIDATION, MERGERS, CONSOLIDATIONS AND DISPOSITIONS OF ASSETS.  Not to
(a) dissolve or liquidate, (b) sell, transfer, lease or otherwise dispose of all or any substantial part of its property, assets or business, or (c) become a party to any merger or consolidation with any other entity, unless (i) the Borrower is the surviving entity, (ii) the Borrower owns at least fifty-one percent (51%) of the Voting Shares of the surviving entity, and (iii) no default under this Agreement shall occur as a result of such merger or consolidation.

7.11 LINES OF BUSINESS. Not to directly or indirectly engage in any business other than the merchant credit card business and related business.

7.12    NOTICES TO BANK.   To promptly notify the Bank in writing of:

(a)  any lawsuit over One Million Dollars ($1,000,000) against the Borrower.
(b)  any substantial dispute between the Borrower and any government authority.
(c)  any failure to comply with this Agreement.
(d) any material adverse change in the Borrower's financial condition or operations.
(e) any change in the Borrower's name, legal structure, place of business, or chief executive office if the Borrower has more than one place of business.

7.13    BOOKS AND RECORDS.   To maintain adequate books and records.

7.14    AUDITS.   To allow the Bank and its agents to inspect the Borrower's properties and examine, audit, and make copies of books and records at any reasonable time. If any of the Borrower's properties, books or records are in the possession of a third party, the Borrower authorizes that third party to permit the Bank or its agents to have access to perform inspections or audits and to respond to the Bank's requests for information concerning such properties, books and records.

7.15    COMPLIANCE WITH LAWS.   To comply with the laws, (including any
fictitious name statute), regulations, and orders of any government body with authority over the Borrower's business.

7.16    PRESERVATION OF RIGHTS.   To maintain and preserve all rights,
privileges, and franchises that the Borrower now has or that may be necessary for the Borrower to conduct its business.

7.17    COOPERATION.   To take any action reasonably requested by the Bank to
carry out the intent of this Agreement.

7.18    GENERAL BUSINESS INSURANCE.   To maintain insurance as is usual for the
business it is in.

7.19    ERISA PLANS.   To give prompt written notice to the Bank of:

(a) The occurrence of any reportable event under Section 4043(b) of ERISA for which the PBGC requires 30 day notice.
(b) Any action by the Borrower to terminate or withdraw from a Plan or the filing of any notice of intent to terminate under Section 4041 of ERISA.
(c) Any notice of noncompliance made with respect to a Plan under Section 4041(b) of ERISA.
(d) The commencement of any proceeding with respect to a Plan under Section 4042 of ERISA.

7.20 INDEMNIFICATION. To indemnify Bank, and its officers, directors, agents and attorneys, from and against any and all liabilities, obligations, losses, damages, costs and expenses which may be imposed on, or incurred by, or asserted against, any of such parties in any way relating to or arising out of this Agreement or the loan governed hereby; provided that Borrower shall not be liable for any portion of such items resulting from Bank's own gross negligence or willful misconduct. IT IS EXPRESS INTENT OF BANK AND BORROWER THAT THE FOREGOING INDEMNITY SHALL INDEMNIFY BANK, AND THE OTHER PARTIES DESCRIBED ABOVE, FROM ALL SUCH ITEMS ARISING OR RESULTING FROM BANK'S OR SUCH PARTIES', SOLE, JOINT OR CONTRIBUTORY NEGLIGENCE.

8. HAZARDOUS WASTE. [Intentionally Blank].

9. DEFAULT.   If any of the following events occur, the Bank may do one or more of the following: (i) declare the Borrower in default, (ii) stop making any additional credit available to the Borrower, (iii) exercise any and all rights and remedies as may be available to the Bank under the terms of any collateral documents, security instruments, debt instruments or any other document or instrument executed in connection herewith or in any way related hereto, (iv) exercise any and all rights and remedies as may be available to the Bank at law or in equity, and (v) declare the entire debt created and evidenced hereby to be immediately due and payable in full, whereupon the entire unpaid principal indebtedness evidenced hereby, and all accrued unpaid interest thereon, shall at once mature and become due and payable without presentment, demand, protest, grace or notice of any kind (including, without limitation, notice of intent to accelerate, notice of acceleration or notice of protest), all of which are hereby severally waived by the Borrower. If a bankruptcy petition is filed with respect to the Borrower, the entire debt outstanding under this Agreement will automatically become due immediately.

9.1     FAILURE TO PAY.   The Borrower fails to make a payment under this
Agreement within 10 days after the date when due.

9.2     FALSE INFORMATION.   The Borrower has given the Bank false or misleading
information or representations.

9.3     OWNERSHIP AND CONTROL.   If at any time less than fifty-one percent
(51%) of the Voting Shares of the Borrower shall be owned by BankAmerica Corporation or BofA California.

   "Voting Shares" of any corporation or bank shall mean shares of any class or classes (however designated) having ordinary voting power for the election of the members of the Board of Directors of such corporation or bank, other than shares having such power only by reason of the happening of a contingency.

9.4     BANKRUPTCY.   The Borrower files a bankruptcy petition, a bankruptcy
petition is filed against the Borrower, or the Borrower makes a general assignment for the benefit of creditors. The default will be deemed cured if any bankruptcy petition filed against the Borrower is dismissed within a period of 60 days after the filing; provided, however, that the Bank will not be obligated to extend any additional credit to the Borrower during that period.

9.5     RECEIVER.   A receiver or similar official is appointed for the
Borrower's business, or the business is terminated.

9.6     JUDGMENTS.   Any judgments or arbitration awards are entered against the
Borrower, or the Borrower enters into any settlement agreements with respect to any litigation or arbitration, in an aggregate amount of One Million Dollars ($1,000,000) or more.

9.7     GOVERNMENT ACTION.   Any government authority takes action that the Bank
believes materially adversely affects the Borrower's financial condition or ability to repay the loan.

9.8     MATERIAL ADVERSE CHANGE.   A material adverse change occurs in the
financial condition, properties or prospects of the Borrower or BofA California, or the Borrower's ability to repay the loan.

9.9     NON-COMPLIANCE.   The Borrower fails to meet the conditions of, or fails
to perform any obligation under, any agreement the Borrower has with the Bank or any affiliate of the Bank.

9.10    CROSS-DEFAULT.   Any default occurs under any agreement in connection
with any credit the Borrower has obtained from anyone else, or which the Borrower has guaranteed, in the amount of One Million Dollars ($1,000,000) or more in the aggregate.

9.11    ERISA PLANS.   The occurrence of any one or more of the following events
with respect to the Borrower, provided such event or events could reasonably be expected, in the judgment of the Bank, to subject the Borrower to any tax, penalty or liability (or any combination of the foregoing) which, in the aggregate, could have a material adverse effect on the financial condition of the Borrower with respect to a Plan:

(a) A reportable event shall occur with respect to a Plan which is, in the reasonable judgment of the Bank, likely to result in the termination of such Plan for purposes of Title IV of ERISA.
(b) Any Plan termination (or commencement of proceedings to terminate a Plan) or the Borrower's full or partial withdrawal from a Plan.

9.12    OTHER BREACH UNDER AGREEMENT.   The Borrower fails to meet the
conditions of, or fails to perform any obligation under, any term of this Agreement not specifically referred to in this Article.

9.13 SUBSIDIARIES. If Borrower creates or acquires any Subsidiary, then the defaults described in Sections 9.4, 9.5, 9.6, and 9.10 of this Agreement shall also apply to each Subsidiary.

10.     ENFORCING THIS AGREEMENT; MISCELLANEOUS

10.1    GAAP.   Except as otherwise stated in this Agreement, all financial information provided to the Bank will be prepared and all financial covenants will be calculated under generally accepted accounting principles, consistently applied. If Borrower creates or acquires any Subsidiary, whose financial attributes and results are consolidated with those of Borrower under generally accepted accounting principles, financial statements required hereunder shall be prepared on a consolidated basis and financial tests required to be satisfied hereunder (e.g., those contained in Sections 7.3 and 7.4) shall be determined on a consolidated basis.

10.2    GOVERNING LAW.   This Agreement is governed by the substantive laws of
the State of California.

10.3    SUCCESSORS AND ASSIGNS.   This Agreement is binding on the Borrower's
and the Bank's successors and assignees. The Borrower agrees that it may not assign this Agreement without the Bank's prior consent. The Bank may sell participations in or assign this loan, and may exchange financial information about the Borrower with actual or potential participants or assignees. If a participation is sold or the loan is assigned, the purchaser will have the right of set-off against the Borrower.

10.4    ARBITRATION.

(a) This paragraph concerns the resolution of any controversies or claims between the Borrower and the Bank, including but not limited to those that arise from:

     (i) This Agreement (including any renewals, extensions or modifications of this Agreement);
     (ii) Any document, agreement or procedure related to or delivered in connection with this Agreement;
     (iii)    Any violation of this Agreement; or
     (iv) Any claims for damages resulting from any business conducted between the Borrower and the bank, including claims for injury to persons, property or business interests (torts).

(b) At the request of the Borrower or the bank, an such controversies or claims will be settled by arbitration in accordance with the United States Arbitration Act. THE UNITED STATES ARBITRATION ACT WILL APPLY EVEN THOUGH THIS AGREEMENT PROVIDES THAT IT IS GOVERNED BY CALIFORNIA LAW.

(c) Arbitration proceedings will be administered by the American Arbitration Association and will be subject to its commercial rules of arbitration.

(d) For purposes of the application of the statute of limitations, the filing of an arbitration pursuant to this paragraph is the equivalent of the filing of a lawsuit, and any claim or controversy which may be arbitrated under this paragraph is subject to any applicable statutes of limitations. The arbitrators will have the authority to decide whether any such claim or controversy is barred by the statute of limitations and, if so, to dismiss the arbitration on that basis.

(e) If there is a dispute as to whether an issue is arbitratable, the arbitrators will have the authority to resolve any such dispute.

(f) The decision that results from an arbitration proceeding may be submitted to an authorized court of law to be confirmed and enforced.

(g)  This provision does not limit the right of the Borrower or the Bank to:

     (i)   exercise self-help remedies such as setoff;

     (ii)  foreclose against or sell any real or personal property collateral;
           or
     (iii) act in a court of law before, during or after the arbitration proceeding to obtain:

           (A) an interim remedy; and/or
           (B) additional or supplementary remedies.

(h) The pursuit of a successful action for interim, additional or supplementary remedies, or the filing of a court action, does not constitute a waiver of the right of the Borrower or the Bank, including the suing party, to submit the controversy or claim to arbitration of the other party contests the lawsuit.

10.5 SEVERABILITY; WAIVERS.   If any part of this Agreement is not enforceable,
the rest of the Agreement may be enforced. The Bank retains all rights, even if it makes a loan after default. If the Bank waives a default, it may enforce a later default. Any consent or waiver under this Agreement must be in writing.

10.6 COSTS.   If the Bank incurs any expenses in connection with administering or enforcing this Agreement, or if the Bank takes collection action under this Agreement, it is entitled to costs and reasonable attorneys' fees, including any allocated costs of in-house counsel.

10.7 ATTORNEYS' FEES.   In the event of a lawsuit or arbitration proceeding, the
prevailing party is entitled to recover costs and reasonable attorneys' fees (including any allocated costs of in-house counsel) incurred in connection with the lawsuit or arbitration proceeding, as determined by the court or arbitrator.

10.8 NOTICES.   All notices required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, to the addresses on the signature page of this Agreement, or to such other addresses as the Bank and the Borrower may specify from time to time in writing.

10.9 HEADINGS.   Article and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement.

10.10 COUNTERPARTS.   This Agreement may be executed in as many counterparts as
necessary or convenient, and by the different parties on separate counterparts each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement.

10.11 USURY LAWS. It is the intention of the parties to comply with applicable usury laws; accordingly, it is agreed that notwithstanding any provisions to the contrary in this Agreement or in any of the documents evidencing or securing payment hereof or otherwise relating hereto, in no event shall this Agreement or such instruments or documents require or permit the payment, contracting for, charging, taking, reserving or receiving any sums constituting interest, as defined under applicable usury laws, in excess of the maximum amount permitted by such laws. If any such excess of interest is contracted for, paid, charged, taken, reserved or received under this Agreement or under any of the documents evidencing or securing payment hereof or otherwise relating hereto, on the amount of principal actually outstanding from time to time shall exceed the maximum amount of interest permitted by applicable usury laws, then in any such event,

   (i)      the provisions of this Section shall govern and control;
   (ii) any such excess shall be canceled automatically to the extent of such excess, and shall not be collected or collectible;
   (iii) any such excess which is or has been received shall be credited against the unpaid principal balance hereof or refunded to the Borrower, at the Bank's option; and
   (iv) the effective rate of interest shall be automatically reduced to the maximum lawful rate allowed under applicable laws as construed by courts having jurisdiction hereof or thereof.

It is further agreed that without limitation of the foregoing, all calculations of the rate of interest calculated for, paid, charged, taken, reserved or received under this Agreement or under such other documents or instruments that are made for the purpose of determining whether such rate exceeds the maximum lawful rate of interest, shall be made, to the extent permitted by applicable usury laws, by amortizing, prorating, allocating and spreading in equal parts during the period of the full stated term of the indebtedness, all interest at any time contractor for, paid, charged, taken, reserved or received from the Borrower or otherwise by the holder or holders thereof. The terms of this section shall be deemed to be incorporated in every loan document, security instrument, debt instrument, and communication relating to this Agreement and the law evidenced hereby. The term "applicable usury laws" shall mean such law of the State of California or the laws of the United States; whichever laws allow the higher rate of interest, as such laws now exist; provided, however, that if such laws shall hereafter allow higher rates of interest, then the applicable usury laws shall be the laws allowing the higher rate to be effective as of the effective date of such laws. To the extent that (notwithstanding the foregoing choice of law) TEX. REV. STAT. ANN. art 5069-1.04, as amended (the "Act"), is relevant to the Bank for the purposes of determining the Maximum Rate, the parties elect to determine the Maximum Rate under the Act pursuant to the "indicate rate ceiling" from time to time in effect, as referred to and defined in article 1.04(a)(1) of the Act; subject, however, to any right the Bank may have subsequently under applicable law, to change the method of determining the Maximum Rate.

10.12 NO ORAL AGREEMENTS.   This Agreement and any related security or other
agreements required by this Agreement, collectively:

(a) represent the sum of the understandings and agreements between the Bank and the Borrower concerning this credit;
(b) replace any prior oral or written agreements between the Bank and the Borrower concerning this credit; and
(c) are intended by the Bank and the Borrower as the final, complete and exclusive statement of the terms agreed to by them.

In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail.

  THIS WRITTEN AGREEMENT AND THE INSTRUMENTS AND DOCUMENTS EXECUTED IN CONNECTION HEREWITH REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

This Agreement is executed as of the date stated at the top of the first page.


BANK OF AMERICA TEXAS, N.A.                 Address where notices to the Bank
                                            are to be sent:

                                            Bank of America Texas, N.A.
By:                                         Attn: Commercial Loan Services
   ------------------------------           333 Clay Street, Ste. 3600
     Joanne K. Bramanti                     Houston, Texas 77002
     Vice President



BA MERCHANT SERVICES, INC.                  Address where notices to the
                                            Borrower are to be sent:

                                            BA Merchant Services, Inc.
By:/s/ James H. Williams                    Attn: Shirley Yan
   ------------------------------           One South Van Ness Avenue
     James H. Williams                      San Francisco, CA 94103
     Treasurer


By:/s/ Sharif M. Bayyari
   ------------------------------
     Sharif M. Bayyari
     President and CEO

                                   EXHIBIT A
                                   ---------

                             COMPLIANCE CERTIFICATE
                             ----------------------

                FOR THE FISCAL QUARTER ENDED____________________
                             (the "Subject Period")


BANK:      Bank of America Texas, N.A.              DATE:  ____________________

BORROWER:      BA Merchant Services, Inc.

================================================================================

     This certificate is delivered under the Restated Business Loan Agreement (as renewed, extended, amended, or restated, the "Loan Agreement") dated as of March 5, 1997, between Borrower and Bank, all defined terms in which have the same meanings when used -- unless otherwise defined -- in this certificate.

     In my capacity as the undersigned officer of -- and on behalf of -- Borrower, I certify to Bank on the date of this certificate that (a) Borrower's financial statements attached to this certificate were prepared in accordance with generally accepted accounting principles and present fairly Borrower's financial condition and results of operations as of, and for the fiscal period ended on, the last day of the Subject Period, (b) a review of the activities of Borrower during the Subject Period has been made under my supervision with a view to determining whether, during the Subject Period, Borrower performed and complied with all of its obligations under the Loan Agreement, and, during the Subject Period, to my knowledge (i) Borrower performed, and complied with all of its obligations under the Loan Agreement (except for the deviations, if any, described on the schedule to this certificate) in all material respects, and
(ii) no default, or any event which, with the passage of time, the giving of notice, or both, would cause a default (a "Potential Default"), has occurred that has not been cured or waived (except such defaults or Potential Defaults, if any, described on the schedule to this certificate), and (c) to my knowledge, the status of compliance by Borrower with Sections 7.3, 7.4, and 7.5 of the Loan Agreement at the end of the Subject Period is as described on the schedule to this certificate.



                                        By     _________________________________
                                        Name   _________________________________
                                        Title* _________________________________



*Must be an authorized officer.

                       SCHEDULE TO COMPLIANCE CERTIFICATE
                       ----------------------------------

                 (For Fiscal Quarter Ended _________________)


     A. Describe deviations from performance or compliance with covenants, if any, pursuant to clause (b)(i) of the attached certificate. If none, so state.





     B.  Describe defaults and Potential Defaults, if any, pursuant to clause
(b)(ii) of the attached certificate.  If none, so state.





     C. Reflect compliance with Sections 7.3, 7.4, and 7.5 at the end of the Subject Period pursuant to clause (c) of the attached certificate.




                                    Table 1
                                    -------

____________________________________________________________________________________________________________________________________

                                          COVENANT                                            AT END OF SUBJECT PERIOD
____________________________________________________________________________________________________________________________________

(S)7.3 PROFITABILITY

(a) Net earnings of Borrower during Subject Period                                                         $

(b) Gains from sales of assets                                                                $

(c) Losses from sales of assets                                                               $

(d) Line (b) minus Line (c)                                                                   $

(e) Gains from write-up of assets                                                             $

(f) Earnings of acquired entities during Subject Period to the extent realized
    prior to acquisition date                                                                 $

(g) Net Income -- Line (a) minus Line (d) minus Line (e) minus Line (f)                                    $

MINIMUM NET INCOME REQUIRED                                                                                $1.00
----------------------------------------------------------------------------------------------------------------------

                                    Table 2
                                    -------

----------------------------------------------------------------------------------------
                      COVENANT                        AT END OF SUBJECT PERIOD
----------------------------------------------------------------------------------------

7.4  MINIMUM CAPITAL

(a)  Shareholders' equity                                          $

(b)  Aggregate book value of intangible assets        $

(c)  Tangible Net Worth -- Line (a) minus Line (b)                 $

(d)  MINIMUM TANGIBLE NET WORTH REQUIRED                           $175,000,000.00
----------------------------------------------------------------------------------------

                                    Table 3
                                    -------

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                      COVENANT                        AT END OF SUBJECT PERIOD
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
7.5 DEBT TO TOTAL CAPITAL

(a)  Total amount of interest bearing indebtedness                 $

(b)  Shareholders' equity                             $

(c)  Line (a) plus Line (b)                                        $

(e)  Ratio of Line (a) to Line (c)                                  _____ to 1.00

(f)  Maximum Ratio Allowed                                          0.55 to 1.00
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

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